Exhibit 99.1

Haymaker Acquisition Corp. II Announces Pricing of $350,000,000 Initial Public Offering

NEW YORK, June 06, 2019 (GLOBE NEWSWIRE) — Haymaker Acquisition Corp. II (the “Company”) announced today that it priced its initial public offering of 35,000,000 units at $10.00 per unit. The units will be listed on the NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “HYACU” beginning June 7, 2019. Each unit consists of one share of the Company’s Class A common stock and one third of one warrant, each whole warrant enabling the holder thereof to purchase one share of the Class A common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “HYAC” and “HYACW”, respectively.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s acquisition and value creation strategy will be to identify, acquire and, after its initial business combination, build a company in the consumer or consumer-related products and services industries. The Company is led by Chief Executive Officer and Executive Chairman Steven J. Heyer and President Andrew R. Heyer.

Cantor Fitzgerald & Co. will act as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 5,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on June 6, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Christopher Bradley

(212) 616-9600

CBradley@mistralequity.com